EXHIBIT 10.1

                     SENIOR MANAGEMENT ANNUAL BONUS PLAN

                1. Purpose. The purposes of the Pier 1 Imports, Inc. Senior Management Annual Bonus Plan (the "Plan") are to encourage superior performance and reward senior management of the Company for effective service and to strengthen the ability of the Company to retain and attract the senior management upon which continued growth and profitability of the Company depends.

                2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context otherwise requires:

                "Board of Directors" means the Board of Directors of the Company.

                "Bonus" means any annual incentive bonus award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.

                "Code" means the Internal Revenue Code of 1986, as amended.

                "Committee" means a committee appointed by the Board of Directors, which committee shall be composed of not less than two directors of the Company who each qualify as an "outside director" under Treasury Regulations Section 1.162-27 promulgated under Section 162(m) of the Code or any successor provisions. The Compensation Committee of the Board of Directors shall be the Committee unless its membership does not qualify hereunder.

                "Company" means Pier 1 Imports, Inc., a Delaware corporation, or any successor corporation.

                "Participant" means an executive officer of the Company specified by the Committee for participation in the Plan.

                "Performance Goals" means the criteria and objectives which must be met during the Plan Year as a condition of the Participant's receipt of payment with respect to a Bonus, as described in Section 4 hereof.

                "Plan Year" means a fiscal year of the Company for which awards are determined under the Plan.

                3. Administration. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to administer and interpret the Plan, to exercise all powers either specifically granted to it under the Plan or as are necessary or advisable in the administration of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which shall be binding on all persons, including the Company, the Participants (or any person claiming any rights under the Plan from or through any Participant) and any stockholder of the Company. A majority of the Committee shall constitute a quorum, and the Committee shall act pursuant to a majority vote or by unanimous written consent. No member of the Board of Directors or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

                4. Performance Goals. Performance Goals for each Plan Year shall be established by the Committee not later than the latest date permissible under Code Section 162(m). Such Performance Goals may be expressed in terms of one or more financial or other objective goals which may be Company-wide, on an individual basis or otherwise. Financial goals may be expressed, for example, in terms of sales, operating earnings, net income, earnings per share, cash flow, return on equity or other return ratios, or stock price. Other objective goals may include the attainment of various productivity and long-term growth objectives, including for example, reductions in the Company's overhead ratio and expense to sales ratios. Any criteria may be measured in absolute terms, as a change from a prior year or years, or as compared to another company or companies. To the extent applicable, any such Performance Goal shall be determined in accordance with the Company's audited financial statements and generally accepted accounting principles. Performance Goals shall include a threshold level of performance below which no Bonus payment shall be made, levels of performance at which specified percentages of the target Bonus shall be paid and a maximum level of performance above which no additional Bonus shall be paid. The Performance Goals established by the Committee may be, but need not be, different for each Plan Year and different Performance Goals may be applicable to different Participants.

                5. Bonuses. (a) General. Payment of the amount of a Bonus for a particular Plan Year shall be made only if and to the extent the specified Performance Goals with respect to such Plan Year are attained and only if the Participant is employed by the Company or any of its subsidiaries on the last day of such Plan Year. The Committee may, in its discretion, reduce or eliminate the amount of any Bonus payable to any Participant, based upon such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Bonus payable to any Participant above the amount established in accordance with the relevant Performance Goals.

                (b) Certification and Payment. Payments of any Bonus shall be made only after the Committee has certified the achievement of the required Performance Goals. After such certification the Company shall pay in cash or as otherwise determined by the Committee the applicable amount of the Bonus to the appropriate Participant.

                (c) Maximum Payment. No Bonus shall be paid to any Participant in excess of $1,500,000 for any Plan Year.

                6. General Provisions. (a) Compliance With Legal Requirements. The Plan and the granting of Bonuses, as well as the other obligations of the Company under the Plan shall be subject to all federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

                (b) No Right To Continued Employment. Nothing in the Plan or in any Bonus shall confer upon any Participant the right to continue in the employ of the Company or any of its subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company or any of its subsidiaries to terminate such Participant's employment.

                (c) Withholding Taxes. The Company or any subsidiary employing any Participant shall deduct from all payments and distributions under the Plan any taxes required to be withheld by federal, state or local governments.

                 (d) Amendment and Termination of the Plan. The Board of Directors may at any time and from time to time alter, amend, suspend. or terminate the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. The Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Bonus previously paid under the Plan.

                (e) Participant Rights. No Participant shall have any claim to be granted any Bonus under the Plan, nor is there any obligation for uniformity of treatment among Participants.

                (f) Unfunded Status of Bonus. The Plan is intended to constitute an "unfunded" plan for incentive compensation. Nothing contained in the Plan or any Bonus shall give any Participant any rights with respect to any Bonus payments which at any time have been certified by the Committee but not yet paid to a Participant that are greater than those of a general creditor of the Company and/or its subsidiaries.

                (g) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Texas, without giving effect to the choice of law principles thereof.

                (h) Effective Date. The Plan shall become effective with respect to the 1998 Plan Year, provided that the Plan shall have been approved at the 1997 Annual Meeting of Shareholders by the requisite approval of the shareholders of the Company required under Section 162(m) of the Code.

                (i) Interpretation. The Plan is designed and intended to comply with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner so to comply.